Exhibit (k)(7)

PGIM, Inc.
655 Broad Street – [ ]th Floor
Newark, New Jersey 07102

[ ], 2023

PGIM Investments LLC

655 Broad Street – 6th Floor

Newark, New Jersey 07102

Re: PGIM Credit Income Fund (the “Fund”)

To whom it may concern:

PGIM, Inc. (“PGIM”), the Fund’s investment sub-adviser, hereby acknowledges that PGIM Investments LLC (“PGIM Investments”), the Fund’s investment manager, has entered into a waiver agreement with the Fund (“Management Fee Waiver”) requiring PGIM Investments to waive the entirety of its base management fee for one year from the effectiveness of the Fund’s registration statement (the “Waiver Period”).

In connection with the Management Fee Waiver, PGIM hereby agrees to waive any subadvisory fees it is entitled to receive from PGIM Investments during the Waiver Period.

Following the Waiver Period, PGIM’s agreement to temporarily waive its subadvisory fee will terminate, and PGIM will receive a subadvisory fee at an annual rate of 0.66% of the average daily value of the Fund’s total managed assets.

Very truly yours,

PGIM, INC.

By:

Name: Cathy Marcus

Title: Managing Director

PGIM Investments LLC

By:

Name: Scott E. Benjamin

Title: Executive Vice President